Exhibit No. 16.1

Punto Group Corp.

File No. 333-200529

Form 8-K

Report Date: February 16, 2016

February 17, 2016

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Gentlemen:

On February 17, 2016, this Firm received the final copy of a Current Report on Form 8-K to be filed by Punto Group Corp. (SEC File #333-200529, CIK #0001622244) (“Company”) reporting an Item 4.01 – Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the final Form 8-K, Item 4.01 disclosures which we read.

/s/ David Lee Hillary Jr., CPA
David Lee Hillary, Jr., CPA
Date: February 17, 2016

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